#021 Putnam Health Sciences Trust
2/28/05

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $15,993.



72DD1 (000s omitted)

Class A	 	$0

72DD2 (000s omitted)

Class M		$0
Class R		 0
Class Y		 0

73A1

Class A		$0

73A2

Class M 		$0
Class R		 0
Class Y		 0

74U1 (000s omitted)

Class A		 29,168
Class B		 17,630
Class C		 788

74U2 (000s omitted)

Class M		 595
Class R		 4
Class Y		 548


74V1

Class A		$58.43
Class B		 53.39
Class C		 56.25

74V2

Class M		$55.87
Class R		 58.03
Class Y		 59.05